As filed with the Securities and Exchange Commission on September        , 2006       Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIVX, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0921758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Address of Principal Executive Offices)

2000 Stock Option Plan

2006 Equity Incentive Plan

2006 Employee Stock Purchase Plan

(Full title of the plans)

R. Jordan Greenhall

DivX, Inc.

CEO and Chairman

4780 Eastgate Mall

San Diego, California 92121

Tel: (858) 882-0600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Richter, Esq.	Steven M. Przesmicki, Esq.
GC, Legal and Corporate Development	Jason L. Kent, Esq.
Johnny Y. Chen, Esq.	Cooley Godward LLP
Associate General Counsel	4401 Eastgate Mall
DivX, Inc.	San Diego, California 92121
4780 Eastgate Mall	Tel: (858) 550-6000
San Diego, California 92121
(858) 882-0600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of Registration Fee
Common Stock, par value $0.001 per share	1,825,890 shares	(2)	$2.73	(3)	$4,984,680	(3)	$534

Common Stock, par value $0.001 per share	703,411 shares	(4)	$16.00	(5)	$11,254,576	(5)	$1,205

Common Stock, par value $0.001 per share	5,900,000 shares	(6)	$16.00	(5)	$94,400,000	(5)	$10,101

Common Stock, par value $0.001 per share	550,000 shares	(7)	$16.00	(5)	$8,800,000	(5)	$942

Total	8,979,301 shares		N/A		$119,439,256		$12,782

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)                                  Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the DivX, Inc. 2000 Stock Option Plan (the “2000 Plan”).

(3)                                  Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act.  The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,825,890 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 2000 Plan are calculated using a weighted average exercise price for such shares of $2.73 per share based on exercise prices for such shares ranging from $0.12 to $13.00 per share.

(4)                                  Represents shares of Common Stock reserved for issuance upon the exercise of options available for future grant under the 2000 Plan.

(5)                                  This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the price per share of the Registrant’s Common Stock in the initial public offering of Registrant’s Common Stock as set forth in the Registrant’s Prospectus filed with the Securities and Exchange Commission (the “Commission”) on September 22, 2006 pursuant to Rule 424(b) under the Securities Act.

(6)                                  Represents 5,900,000 shares of Common Stock reserved for future grant under the DivX, Inc. 2006 Equity Incentive Plan (the “2006 EIP”). The 2006 EIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2006 EIP on January 1, from 2007 until 2016.  The number of shares added each year will be equal to the lesser of: five percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 5,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(7)                                  Represents 550,000 shares of Common Stock reserved for future grant under the  DivX, Inc. 2006 Employee Stock Purchase Plan (the “2006 ESPP”). The 2006 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2006 ESPP on January 1, from 2007 until 2016. The number of shares added each year will be equal to the lesser of: one and one-half percent of the aggregate number of shares of Common Stock outstanding on December 31 of the preceding year; 1,500,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)           The Registrant’s prospectus filed on September 22, 2006 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1 (File No. 333-133855), which contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)           The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on September 18, 2006 (File No. 001-33029) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the issuance of the Common Stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, San Diego, California.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated certificate of incorporation, which will become effective upon the completion of our initial public offering, limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•              breach of their duty of loyalty to the corporation or its stockholders;

•              act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•              unlawful payment of dividends or redemption of shares; or

•              transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated bylaws, which will become effective upon the completion of our initial public offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.  Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification.  We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibit Number

3.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation to become effective upon completion of Registrant’s initial public offering.

3.2(1)	Form of Registrant’s Amended and Restated Bylaws to become effective upon completion of Registrant’s initial public offering.

4.1(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	2000 Stock Option Plan.

99.2(1)	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.3(1)	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.

(1)                Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-133855), originally filed with the Commission on May 5, 2006, and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 21, 2006.

DivX, Inc.

By:	/s/ R. JORDAN GREENHALL
R. Jordan Greenhall
CEO and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Jordan Greenhall and John A. Tanner, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. JORDAN GREENHALL	CEO and Chairman of the Board	September 21, 2006
R. Jordan Greenhall	of Directors (Principal Executive
Officer)

/s/ JOHN A. TANNER	CFO, Finance and	September 21, 2006
John A. Tanner	Administration (Principal
Financial and Accounting
Officer)

/s/ FRANK CREER	Director	September 21, 2006
Frank Creer

/s/ FRED GERSON	Director	September 21, 2006
Fred Gerson

/s/ CHRISTOPHER MCGURK	Director	September 21, 2006
Christopher McGurk

/s/ JERRY MURDOCK	Director	September 21, 2006
Jerry Murdock

/s/ JÉRÔME J-P. VASHISHT-ROTA	Director	September 21, 2006
Jérôme J-P. Vashisht-Rota

EXHIBIT INDEX

Exhibit Number

3.1(1)	Form of Registrant’s Amended and Restated Certificate of Incorporation to become effective upon completion of Registrant’s initial public offering.

3.2(1)	Form of Registrant’s Amended and Restated Bylaws to become effective upon completion of Registrant’s initial public offering.

4.1(1)	Form of Common Stock Certificate of the Registrant.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	2000 Stock Option Plan.

99.2(1)	2006 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

99.3(1)	2006 Employee Stock Purchase Plan and Form of Offering Document thereunder.

(1)                                  Filed as an exhibit to the Registrant’s registration statement on Form S-1 (File No. 333-133855), originally filed with the Commission on May 5, 2006, and incorporated herein by reference.